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                                                                  EXHIBIT 99.2


                          AMENDMENT TO VOTING AGREEMENT

         Reference is made to that Voting Agreement dated May __, 1999 among the parties hereto and Compass International Services Corporation (the "Company"). Each of the parties hereto agrees, in consideration of the mutual agreements contained herein, in the Voting Agreement, and in the Merger Agreement, as follows:

1. The Voting Agreement shall be amended by adding the following as Section 9 thereof:

2. "9. Contribution of certain shares of Company Common Stock.

                  (a) Each Stockholder agrees that, immediately prior to the effectiveness of the Merger, it will transfer and contribute to the Company, without any rights to further consideration therefor, that number of shares of Company Common Stock held by it equal to the Share Adjustment Amount.

                  (b) The "Share Adjustment Amount" for each Stockholder shall mean that number of shares of Company Common Stock derived by (i) multiplying (x) the number of shares of Company Common Stock owned by such Stockholder by (y) $.824, (ii) dividing that product by the average of the reported closing prices of common stock of Acquiror on the five business days immediately prior to the effectiveness of the Merger, and (iii) dividing the resulting number by 0.23739. Any fractional shares of Company Common Stock resulting from this calculation shall be rounded to the nearest whole number of shares.

                  (c) The Company agrees that, prior to the effectiveness of the Merger, it will immediately accept all shares contributed to the Company, and cancel such shares, such that they shall not be outstanding at the effectiveness of the Merger.

                  (d) Each Stockholder and the Company agree to take all further actions as are appropriate and requested by Acquiror to give effect to the transfer, contribution and cancellation provided for herein."

3. Each Stockholder acknowledges and agrees that, except as amended hereby, the Voting Agreement remains in full force and effect and binding on such Stockholder.

4. Each Stockholder reaffirms that the Irrevocable Proxy, delivered pursuant to the Voting Agreement, remains in full force and effect.
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                  IN WITNESS WHEREOF, each of the undersigned has caused this
Amendment to Voting Agreement to be executed as of the 16th day of July, 1999.

                                 NCO GROUP, INC.


                                 By:
                                    --------------------------------------
                                          Paul E. Weitzel Jr., Executive
                                          President Corporate Development


                                 COMPASS INTERNATIONAL SERVICES
                                 CORPORATION


                                 By:
                                     --------------------------------------
                                          Michael J. Cunningham
                                          Chairman


                                 STOCKHOLDERS:


                                 ------------------------------------------
                                          Name


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                                          Address



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